Exhibit 99.1

News Release

IREN Appoints Anthony Lewis as Chief Financial Officer

NEW YORK, September 8, 2025 (GLOBE NEWSWIRE) – IREN Limited (NASDAQ: IREN) (“IREN” or “the Company”) today announced the appointment of Anthony Lewis as Chief Financial Officer.

Mr. Lewis joined IREN in July 2025 as Chief Capital Officer, leading the Company’s capital markets strategy and financing activities. In his new role as CFO, Mr. Lewis will continue to oversee these responsibilities while assuming leadership of the Company’s financial operations, reporting, and strategic planning.

“Anthony has been a great addition to the leadership team,” said Daniel Roberts, Co-Founder and Co-CEO of IREN. “He has already contributed to the accelerated expansion of our AI Cloud business, having overseen our recently announced GPU financings, and is leading the continued evolution of our capital structure to support our growth trajectory. His deep expertise in capital markets and financial management makes him ideally suited to lead our combined finance and capital markets function.”

Mr. Lewis succeeds Ms. Belinda Nucifora, who is departing after 3.5 years as CFO. “Belinda has made a tremendous contribution during a transformative period for IREN, and both Will and I are deeply appreciative of her contribution and commitment during this time,” said Mr. Roberts. “She has been instrumental in strengthening our systems and controls, enhancing processes, and overseeing the transition to U.S. GAAP reporting. Her efforts have laid strong foundations on which we will continue to build, and we wish Belinda the best in her future endeavors.”

Prior to joining IREN, Mr. Lewis held senior roles across financial markets, including 22 years at Macquarie Group, a global financial services and asset management firm, where he most recently served as Co-Treasurer, responsible for global funding, liquidity and capital management, and group financial planning and regulatory reporting.

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News Release

About IREN

IREN is a leading developer, owner and operator of next-generation data centers powering the future of Bitcoin, AI and beyond utilizing 100% renewable energy including through the purchase of RECs. Strategically located in renewable-rich, fiber-connected regions across the U.S. and Canada, IREN’s large-scale, grid-connected facilities are purpose-built for the next generation of power-dense computing applications.

●	Power & Land Portfolio: 2,910MW of grid-connected power secured across >2,000 acres in the U.S. and Canada, with an additional multi-gigawatt development pipeline.

●	Next-Generation Data Centers: 810MW of operating data centers underpinning three verticals: Bitcoin Mining, AI Cloud Services and AI Data Centers.

●	Bitcoin Mining: one of the world’s largest and lowest-cost Bitcoin producers with 50 EH/s of installed self-mining capacity.

●	AI Cloud Services: delivering high performance cloud compute to AI customers with next-generation NVIDIA GPUs.

●	AI Data Centers: end-to-end design, construction and operation of data center infrastructure tailored for AI workloads.

Contacts

Media Megan Boles Aircover Communications +1 562 537 7131 megan.boles@aircoverpr.com Jon Snowball Sodali & Co +61 477 946 068 +61 423 136 761	Investors Mike Power IREN mike.power@iren.com

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